EXHIBIT 99.1

FOR IMMEDIATE RELEASE

R.G. BARRY/DEARFOAMS REPORTS 4% NET SALES GROWTH
AND $7 MILLION NET AFTER-TAX EARNINGS FOR FY2009

PICKERINGTON, Ohio – Friday, September 4, 2009 – Accessory footwear and slipper marketer R.G. Barry Corporation (Nasdaq: DFZ) today reported increased sales and $7.0 million in net after-tax earnings for its 2009 fiscal year ended June 27, 2009.

Fiscal Year 2009 Results
For the year, the Company reported:
•
A net sales increase of approximately 4 percent to $113.8 million, reflecting improved sales in some sectors of its diverse retailer base. The sales increases more than offset annual sales lost due to retailer bankruptcies and a general softness at retail;

•
Net earnings of $7.0 million, or $0.66 per basic share and $0.65 per diluted share, compared to net earnings of $9.8 million, or $0.93 per basic share and $0.92 per diluted share one year ago. Fiscal year 2008 net earnings benefitted from a fourth-quarter $1.4 million pre-tax gain on an insurance recovery related to tornado damage at the Company’s Texas distribution center.

•
Gross profit as a percent of sales declined to 38.2 percent from 41.1 percent one year earlier, principally as a result of inflationary pressures realized during the product buying cycle for fiscal year 2009; and

•
Relatively flat selling, general and administrative expenses of $32.9 million, or 28.9 percent of sales, compared to $32.1 million, or 29.3 percent of sales, one year ago. SG&A reflected increased spending in support of the Company’s long-term commitment to strengthening its brand portfolio through strategic brand marketing, offset by cost savings in other areas.

Quarterly Results
In the fourth quarter, traditionally the company’s weakest operating period, net sales were $18.2 million compared to $18.6 million in the equivalent period last year. Net loss for the quarter was approximately $286,000, or a loss of $0.03 per basic and diluted share, versus net earnings of approximately $729,000, or $0.07 per basic and diluted share, in the comparable quarter one year ago. Fiscal year 2008 net earnings reflected the benefit of the tornado-related insurance settlement.

Balance Sheet Highlights
The Company ended its fiscal year with a strong balance sheet, which included:
•	Cash and short-term investments of $39.2 million, up approximately 50 percent from $26.1 million one year ago;
•	A historically low inventory level of $8.5 million, down about 21 percent from $10.8 million at the end of fiscal year 2008; and
•
Net shareholders’ equity of $45.9 million, which was relatively flat against the previous year due to the negative impact of a $5.7 million charge to equity primarily related to a decline in the value of pension plan assets and the $2.7 million impact of a special one-time cash dividend paid to shareholders in June 2009.

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Barry FY2009 – page 2

Management Comments
“For the fourth consecutive year, we are reporting top-quartile annual performance,” said Greg Tunney, President and Chief Executive Officer. “Despite the incredibly difficult economic environment and the loss of some good customers, including Mervyn’s and Linens ’n Things, to bankruptcies, we generated a solid 4 percent net sales increase for our fiscal year. We actually set sell-through records with some retailers during the holiday period despite one of the worst retail environments since the Great Depression.

“While the contraction in our gross profit percentage was disappointing, it was not a surprise. We reported a year ago that our fiscal 2009 margins would fall below our normal 40 percent target as a result of the then tight manufacturing capacity in China and skyrocketing oil prices. For our fiscal 2010 buying cycle, oil prices have returned to more traditional levels, manufacturing capacity has loosened, and we expect our fiscal 2010 gross profit percentage to return to a more traditional level,” Mr. Tunney said.

“Our business model generates positive cash flow,” added José Ibarra, Senior Vice President Finance and Chief Financial Officer. “As a result, we did not access our operating line for the third consecutive year. Significant changes in working capital for fiscal 2009 included lower accounts receivable and inventory levels. Our working capital ratio at year-end was 6.2:1 versus 5.7:1 one year ago.

“We are pleased that we have recently extended our unsecured revolving credit facility with The Huntington National Bank of Columbus, a valued banking partnership of more than 50 years. The arrangement is quite favorable and runs through calendar 2011,” Mr. Ibarra said.

Tunney said, “We continue refining our multi-channel distribution strategy.  In fiscal 2010, we will increase our investment in Dearfoams® brands and focus our new business initiatives on continued growth and increased profitability. Our licensed Levi’s accessory footwear will debut primarily in national chain department stores and specialty stores later this fall and Levi’s® sandals will follow in spring 2010.

 “Despite the difficulties facing retailers and suppliers, we are excited about the future and confident in our ability to continue performing at a very high level. We are financially strong. We have a well-developed three-year strategy for profitable growth in both our core and new businesses. We are continuing to aggressively seek out category-appropriate acquisitions. We are expanding our supply base for the future and expect to gain additional market share this year as retailers consolidate their businesses with their best-performing resources,” he concluded.

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11:00 a.m. EDT today. Management will discuss the Company's performance, its plans for the future and will accept questions from teleconference participants. To listen to the call via the internet, log on to: <http://www.videonewswire.com/event.asp?id=61446 >.

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Barry FY2009 – page 3

To preregister for the teleconference go to
<http://services.choruscall.com/diamondpass/registration?confirmationNumber=433156>
and use conference  number 433156. Teleconference participants will receive their dial in number upon registration.  Replays of the call will be available in the news release section of the Company’s website at <www.rgbarry.com>.

About R.G. Barry Corporation
R.G. Barry Corporation is one of the world’s leading developers and marketers of accessory footwear and slippers. Visit us online at <www.rgbarry.com> to learn more about our business.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings.  Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements.  These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business.  These risks could include, but are not limited to, things such as: competitive cost pressures; unanticipated increases in the cost of goods from China and other countries where we currently source our goods; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; continued weakness in the U.S. economy; significant changes in the value of the U.S. Dollar relative to other currencies; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other non-auction rate marketable securities. You should read this news release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information.  The risk factors described in this news release and in our filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 28, 2008 (the “2008 Form 10-K”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements.  If the events described in “Item 1A. Risk Factors” of Part I of our 2008 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition.  You should also know that it is impossible to predict or identify all risks and uncertainties related to our business.  Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events.  Any further disclosures in our filings with the Securities and Exchange Commission should also be considered.

Contact:
Roy Youst, Director Investor & Corp. Communications                                                                            614.729.7275
José G. Ibarra, Senior Vice President Finance/CFO                                                                                     614.864.6400

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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen weeks ended			Fifty-two weeks ended
			% Increase	(audited)	(audited)	% Increase
	June 27, 2009	June 28, 2008	(decrease)	June 27, 2009	June 28, 2008	(decrease)

Net sales	$18,204	$18,578	-2.0%	$113,817	$109,499	3.9%
Cost of sales	11,267	11,388	-1.1%	70,350	64,520	9.0%
Gross profit	6,937	7,190	-3.5%	43,467	44,979	-3.4%

Gross profit (as percent of sales)	38.1%	38.7%		38.2%	41.1%

Selling, general and administrative expenses	7,587	7,454	1.8%	32,971	32,126	2.6%
Gain on insurance recovery		(1,362)			(1,362)

Operating profit (loss)	(650)	1,098	-159.2%	10,496	14,215	-26.2%

Other income	-	-		15	50
Interest income, net	226	165	37.0%	670	585	14.5%

Earnings (loss), before income tax	(424)	1,263	-133.6%	11,181	14,850	-24.7%

Income tax expense (benefit)	(138)	534	-125.8%	4,189	5,065	-17.3%

Net earnings (loss)	$(286)	$729	-139.2%	$6,992	$9,785	-28.5%

Earnings (loss) per common share
Basic	$(0.03)	$0.07	-142.9%	$0.66	$0.93	-29.0%
Diluted	$(0.03)	$0.07	-142.9%	$0.65	$0.92	-29.3%

Average number of common shares outstanding
Basic	10,705	10,569		10,633	10,469
Diluted	10,804	10,736		10,737	10,691

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	(audited)	(audited)
	June 27, 2009	June 28, 2008

ASSETS
Cash & short-term investments	$39,236	$26,080
Accounts receivable, net	9,503	12,653
Inventory	8,499	10,842
Prepaid expenses and other current assets	3,344	5,901
Total current assets	60,582	55,476

Net property, plant and equipment	3,743	3,149

Other assets	10,758	9,318
Total assets	$75,083	$67,943

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,840	2,284
Accounts payable	3,887	4,164
Other current liabilities	3,979	3,303
Total current liabilities	9,706	9,751

Long-term debt	97	187
Accrued retirement costs and other	19,372	11,976
Shareholders' equity, net	45,908	46,029
Total liabilities & shareholders' equity	$75,083	$67,943